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                                                                     EXHIBIT 1.1

                      [LETTERHEAD OF TRIDENT SECURITIES]

                               September 1, 2000

Board of Directors
Citizens First Savings Bank
525 Water Street
Port Huron, Michigan  48061

RE:  Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, a division of McDonald Investments, Inc. ("Trident") and Citizens First Savings Bank, together with its successors and assigns, (the "Savings Bank") concerning our investment banking services in connection with the conversion of the Savings Bank from a mutual to a capital stock form of organization.

Trident is prepared to assist the Savings Bank in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Savings Bank's Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Savings Bank to be executed on the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Savings Bank's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Savings Bank.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Savings Bank in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may, as the Savings Bank determines to be appropriate, enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Savings Bank will determine the selected dealers to assist the Savings Bank during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Savings Bank as Trident deems necessary and appropriate. The Savings Bank will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services hereunder, Trident will receive the following compensation and reimbursement from the Savings Bank:
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Board of Directors
September 1, 2000
Page 2


     1. A conversion center management and proxy solicitation management fee in the amount of $40,000.

     2. A commission equal to one and one-half percent (1.5%) of the aggregate dollar amount of stock sold in the subscription offering, community offering or syndicated community offering, excluding any shares of stock sold to the Savings Bank's directors, executive officers and employee benefit plans. Additionally, commissions will be excluded on those shares sold to "Associates" of the Savings Bank's directors and executive officers. The term "Associates" as used herein shall have the same meaning as that found in the Savings Bank's Plan of Conversion. Provided, however, that for stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee of four and one half percent (4.5%), unless such amount is approved in advance by the board of the Savings Bank.

     3. The foregoing fees and commissions are to be payable to Trident at the closing as defined in the Agreement to be entered into between the Savings Bank and Trident.

     4. Trident shall be reimbursed for its reasonable legal and for out-of-pocket expenses incurred by them and their counsel, whether or not the Agreement is consummated. Trident's legal and out-of-pocket expenses will not exceed $75,000.

The Savings Bank will forward to Trident a check in the amount of $20,000 as an advance payment to defray the expenses of Trident.

It further is understood that the Savings Bank will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD fairness filing and other NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

In order to facilitate Trident's filing with the NASD, the Savings Bank agrees to deliver or cause to be delivered to Trident, or Trident's counsel, seven copies of the registration statement, and any amendments thereto filed with the Securities and Exchange Commission ("SEC") within one day after they are filed with the SEC.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Savings Bank warrants that: (a) the Savings Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Savings Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of
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Board of Directors
September 1, 2000
Page 3

the Savings Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Savings Bank has no financial or management consulting contracts outstanding with any other person; (e) the Savings Bank has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Savings Bank stock; and (f) there has been no intermediary between Trident and the Savings Bank in connection with the public offering of the Savings Bank's shares, and no person is being compensated in any manner for providing such service.

Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation, Trident agrees that it will not disclose any Confidential Information relating to the Savings Bank obtained in connection with its engagement hereunder (whether or not the Conversion is consummated). As used in this paragraph, the term "Confidential Information" shall be defined in the agreement, but shall not include information which: (1) is or becomes generally available to the public other than as a result of disclosure by Trident; (2) was available to Trident on a non-confidential basis prior to its disclosure to Trident by the Savings Bank; or (3) becomes available to Trident on a non-confidential basis from a person other than the Savings Bank who is not otherwise known to Trident to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

The Savings Bank agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident except to the extent such losses are the result of the bad faith, gross negligence or willful misconduct of Trident. If the foregoing indemnification is unavailable for any reason, the Savings Bank agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Savings Bank and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Savings Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Savings Bank shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Savings Bank, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Savings Bank or no market conditions which might render the sale
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Board of Directors
September 1, 2000
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of the shares by the Savings Bank hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter, along with the advance payment of $20,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                             Yours very truly,

                                             TRIDENT SECURITIES, A Division
                                             of McDonald Investments, Inc.


                                             By:  /s/ R. Lee Burrows, Jr.
                                                  -----------------------------
                                                  R. Lee Burrows, Jr.
                                                  Managing Director

Agreed and accepted to this _______ day
of _________________________, 2000


CITIZENS FIRST SAVINGS BANK


By:  /s/ Larry J. Moeller, Sr.
     ---------------------------
     Larry J. Moeller, Sr.
     Chairman, President and CEO